EXHIBIT 99.1

MICROISLET REPORTS FIRST QUARTER FINANCIAL RESULTS

San Diego, CA .-- April 12, 2004 -- MicroIslet Inc. (OTCBB: MIIS) today announced financial results for the first quarter ended March 31, 2004.

The Company reported a net loss of $1,234,638, or $0.04 per share, for the quarter ended March 31, 2004, compared with a net loss of $834,158, or $0.04 per share, for the same period in 2003.  Weighted-average common shares outstanding for the quarters ended March 31, 2004 and March 31, 2003 were 31.6 million and 22.6 million, respectively.  Total operating expenses were $1,241,166 and $907,651 for the quarters ended March 31, 2004 and 2003, respectively.  The increase in operating expenses in the 2004 period was principally the result of higher stock compensation expense relating to the Company’s stock option awards to consultants.

General and administrative expenses increased to $594,069 in 2004 period from $505,254 in the same quarter in 2003. Research and development expenses increased to $647,097 in the first quarter of 2004 from $402,397 in the same quarter in 2003. Increases in both categories were mainly due to higher stock compensation expense relating to the Company’s stock option awards to consultants in prior years which are remeasured each quarter.

The Company reported ending the quarter with $12.5 million in cash. During the quarter, the Company received net proceeds of approximately $12 million from the issuance of 9.8 million shares of its Common Stock and warrants to purchase an additional 4.9 million shares of its Common Stock in a private placement.

About MicroIslet

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-PTM, a microencapsulated porcine islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes.

Except for the historical information contained herein, the matters set forth in this press release, including the expectation of development of new therapeutic products, and the impact of MicroIslet's products on diabetes patients, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, MicroIslet's need to raise substantial additional capital to execute its business plan, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.

For more information, please visit our Web site at www.microislet.com.

For further information, please contact: William G. Kachioff, Vice President, Finance and Chief Financial Officer of MicroIslet, Inc., +1-858-657-0287, info@microislet.com.

MicroIslet, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	March 31, 2004 (unaudited)	December 31, 2003
Assets

Current Assets:
Cash	$12,465,204	$529,877
Grants receivable	--	16,242
Prepaid expenses	35,149	65,849

Total current assets	12,500,353	611,968

Equipment, net	97,727	104,952
Patent, net	11,404	11,522
Deposits and other assets	50,210	50,210

Total assets	$12,659,694	$778,652

Liabilities and Stockholders’ Equity

Liabilities:
Research expenses due to stockholder	$--	$230,000
Accounts payable and accrued expenses	631,477	181,458

Total current liabilities	631,477	411,458

Stockholders' Equity:

Common stock - $.001 par value: 50,000,000 shares
authorized; 38,433,030 and 28,143,719 shares issued and outstanding at March 31, 2004 and
December 31, 2003, respectively	38,433	28,144
Additional paid-in capital	28,302,480	15,417,108
Deficit accumulated during the development stage	(16,312,696)	(15,078,058)

Total stockholders' equity	12,028,217	367,194

Total liabilities and stockholders' equity	$12,659,694	$778,652

MicroIslet, Inc.
(A Development Stage Company)
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,		August 21, 1998 (Inception) to March 31,
	2004	2003	2004
Grant revenue	--	75,568	409,790

Expenses:
Research and development expenses	$647,097	$402,397	$8,010,111
General and administrative expenses	594,069	505,254	8,594,964
Operating expenses	1,241,166	907,651	16,605,075
Loss from operations	(1,241,166)	(832,083)	(16,195,285)
Other income (expense):
Interest income	9,245	1,440	63,128
Interest expense	(66)	(105)	(172,767)
Other	(2,651)	(3,410)	(7,772)
Total other income (expense)	6,528	(2,075)	(117,411)
Net loss	$(1,234,638)	$(834,158)	$(16,312,696)
Basic and diluted net loss per share	$(.04)	$(.04)	$(.86)
Weighted average number of shares outstanding
used in calculation	31,573,337	22,658,592	19,121,369